Exhibit 99

NEWS RELEASE

For Immediate Release
Investor Contact: Dave Prichard 262-636-8434 d.a.prichard@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Completes Acquisition of the 50% Interest of WiniaMando's

ACC Division in Chinese Joint Venture

Racine, WI, October 25, 2004 -- Modine Manufacturing Company (NYSE: MOD) announced today that on Friday, October 22, 2004, it completed the acquisition of the 50% interest of WiniaMando's Automotive Climate Control Division (ACC) in the Anhui Jianghuai Climate Control Co., Ltd. (JMCC) joint venture located in Hefei, China. Modine's Chinese joint venture partner is Anhui Huijin Investment Co., Ltd., which also holds a 50% ownership stake in JMCC.

As a result of the transaction, Modine has now completed the previously announced acquisitions of all of the assets of the ACC Division of WiniaMando. These acquisitions included a state-of-the-art wind tunnel, research center and manufacturing plant near Seoul, South Korea and a wholly owned facility in Shanghai, China, which were acquired in July and September 2004, respectively.

JMCC was established in 2002 to develop, manufacture and sell automotive air conditioners, components, parts and related products. Its principal products are air conditioning systems for use in automotive and bus applications. Revenues for JMCC's most recent fiscal year ended December 31, 2003 were approximately $15 million.

"As we integrate our important new Asian assets into Modine's worldwide operations, we are eager to start working with our new joint-venture partner to expand JMCC's business in the rapidly growing Chinese automotive market," said David Rayburn, Modine President and Chief Executive Officer. "The establishment of Modine Asia gives us the opportunity to serve our customers from a global platform. Our new base for further expansion and growth in the Chinese and Korean markets strongly complements our North American and European operations."

Modine, with fiscal 2004 revenues of $1.2 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The Company employs more than 8,500 people at 35 facilities worldwide. For more information about Modine, visit www.modine.com

This news release may contain statements, including information about future financial performance, accompanied by phrases such as "believes," "estimates," "expects," "plans," "anticipates," "will," "intends," and other similar "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 31 of the Company's 2004 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Modine does not assume any obligation to update any of these forward-looking statements